Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post Effective Amendment No. 8 to the Registration Statement on Form S-1 for Morgan Stanley Charter Aspect L.P., Post Effective Amendment No. 8 to the Registration Statement on Form S-1 for Morgan Stanley Charter Graham L.P., and Post Effective Amendment No. 8 to the Registration Statement on Form S-1 for Morgan Stanley Charter WCM L.P. of our report dated March 20, 2008, relating to the statements of financial condition, including the schedules of investments, as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2007 for Morgan Stanley Charter Campbell L.P., Morgan Stanley Charter Aspect L.P., Morgan Stanley Charter Graham L.P., and Morgan Stanley Charter WCM L.P., appearing in the preliminary prospectus dated March 27, 2007, which is a part of each Post Effective Amendment referenced above.

We also consent to the use of our report dated March 20, 2008 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2007 and 2006, appearing in the preliminary prospectus dated March 27, 2008, which is part of each Post Effective Amendment referenced above.

We also consent to the reference to us under the heading “Experts” in the preliminary prospectus dated March 27, 2008, appearing in each Post Effective Amendment referenced above.

Deloitte & Touche LLP

New York, New York

March 25, 2008